Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

PPL Corporation,

PPL Capital Funding, Inc

PPL Electric Utilities Corporation

Louisville Gas and Electric Company

Kentucky Utilities Company

(Exact Name of Registrants as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock of PPL Corporation, par value $.01 per share	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock of PPL Corporation, par value $.01 per share	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Other	PPL Corporation Stock Purchase Contracts	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Other	PPL Corporation Stock Purchase Units	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Equity	PPL Corporation Depositary Shares	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Debt	PPL Capital Funding, Inc. Debt Securities	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Other	PPL Corporation Guarantees of PPL Capital Funding, Inc. Debt Securities	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(3)	(3)
	Debt	PPL Capital Funding, Inc. Subordinated Debt Securities	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Other	PPL Corporation Subordinated Guarantees of PPL Capital Funding, Inc. Subordinated Debt Securities	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(3)	(3)
	Debt	PPL Electric Utilities Corporation Debt Securities	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Debt	Louisville Gas and Electric Company Debt Securities	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)
	Debt	Kentucky Utilities Company Debt Securities	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

Omitted pursuant to Form S-3 Instructions to the Calculation of Filing Fee Tables and Related Disclosure 2(A)(iii)(c). An indeterminate and unspecified amount of securities of each identified class are being registered as may from time to time be issued at indeterminate prices.

(2)

In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act, the registrants are deferring payment of all of the registration fee. Registration fees will be paid subsequently on a “pay-as-you-go” basis based on the aggregate offering price of the securities to be offered in one or more offerings to be made hereunder.

(3)

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Inc.’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”) and PPL Capital Funding Inc.’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”). No separate consideration will be received for the PPL Corporation guarantees of the PPL Capital Funding Debt Securities or the PPL Capital Funding Subordinated Debt Securities. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.